Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-180839 and No. 333-187321) of Proofpoint, Inc. of our report dated March 14, 2014 relating to the financial statements and the effectiveness of internal controls over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California
March 14, 2014